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                            June 28, 2022

       Paul A. Perrault
       Chief Executive Officer
       Brookline Bancorp, Inc.
       131 Clarendon Street
       Boston, MA 02116

                                                        Re: Brookline Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed on June 27,
2022
                                                            File No. 333-265859

       Dear Mr. Perrault:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eric
Envall at (202) 551-3234 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance